Xtant Medical Pre-Announces First Quarter 2016 Revenue

Core recurring revenue to increase 7% to 8% over first quarter 2015

The Company reiterates full-year 2016 revenue guidance of $94 million to $99 million and EBITDA guidance of $4.3 million to $6.3 million

Belgrade, Mont., April 19, 2016 (GLOBE NEWSWIRE) – Xtant Medical Holdings, Inc. (NYSE MKT: XTNT), a leader in the development of regenerative medicine products and medical devices, pre-announced that its first quarter 2016 revenue is expected to be in the range of $20.9 million to $21.1 million, which compares to pro forma combined revenue of $21.7 million for the first quarter of 2015.

"As discussed during our fourth quarter 2015 call on March 16, 2016, revenue for the period reflects our strategic decision to transition away from OEM revenue to drive higher margin end user sales to hospitals", said Dan Goldberger, Chief Executive Officer of Xtant Medical Holdings. "This is reflected in the substantial decrease in 'Other and OEM' revenue in the table below. During our fourth quarter call, we also mentioned that record shipments in Q4 2015 lead to shortages of certain replenishment inventory in January and February 2016. This backlog in turn affected our revenue momentum in January and February. However, I am pleased to announce that our inventory began to recover in March 2016 and our sales are continuing to improve through the second quarter of 2016. Despite single digit revenue growth in the first quarter, I am confident that we will return to mid-teens growth in our core, end-user revenue for the rest of the year."

($000's)	Q1 2016		Q1 2015
	Low	High	Pro forma
Total	$20,900	$21,100	$21,727
OEM & Other Revenue	$455	$455	$2,575
Core end user revenue	$20,445	$20,645	$19,152
Y-Y Growth	6.8%	7.8%

As described in the above table, the Company's anticipates core end user revenue, which excludes revenue from an OEM business partner, will be in the range of $20.4 million to $20.6 million representing 6.8% to 7.8% growth over the pro forma year ago period.

Management also reiterated its full-year 2016 revenue guidance of $94 million to $99 million and full-year 2016 EBITDA guidance of $4.3 million to $6.3 million. The Company had previously announced that its cash based debt service would be approximately $7.5mm during 2016.

However as previously announced, Orbimed Advisors has agreed to defer a portion of the cash interest due to Orbimed during 2016. Cash based debt service during 2016 will therefore be reduced to about $5.1mm.

The Company defines non-GAAP profitability as EBITDA less cash based interest expense. The reduction in cash based interest expense revises the Company’s guidance range for non-GAAP profitability of ($0.8)mm to $1.2mm.

Full-Year 2016 Guidance	Low	High
Revenue	$94,000,000	$99,000,000
EBITDA	$4,300,000	$6,300,000
Cash Debt Service	$5,100,000	$5,100,000
Non-GAAP profitability	($800,000)	$1,200,000

Dan further commented, "We greatly appreciate Orbimed’s willingness to modify their position at this point in our growth cycle. We are currently working with an asset based lender on an accounts receivable revolver facility which will provide the necessary working capital for the Company to execute its strategy. The Company has also initiated a cost reduction program which will lower the revenue breakeven."

About Xtant Medical Holdings, Inc.

Xtant Medical Holdings, Inc. (NYSE MKT: XTNT) develops, manufactures and markets regenerative medicine products and medical devices for domestic and international markets. Xtant products serve the specialized needs of orthopedic and neurological surgeons, including orthobiologics for the promotion of bone healing, implants and instrumentation for the treatment of spinal disease, tissue grafts for the treatment of orthopedic disorders, and biologics to promote healing following cranial, foot and ankle surgeries. With core competencies in both biologic and non-biologic surgical technologies, Xtant can leverage its resources to successfully compete in global neurological and orthopedic surgery markets. For further information, please visit www.xtantmedical.com.

Important Cautions Regarding Forward-looking Statements

This press release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof.

Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: our ability to integrate the acquisition of X-spine Systems, Inc. and any other business combinations or acquisitions successfully; our ability to remain listed on the NYSE MKT; our ability to obtain financing on reasonable terms; our ability to increase revenue; our ability to comply with the covenants in our credit facility; our ability to maintain sufficient liquidity to fund our operations; the ability of our sales force to achieve expected results; our ability to remain competitive; government regulations; our ability to innovate and develop new products; our ability to obtain donor cadavers for our products; our ability to engage and retain qualified technical personnel and members of our management team; the availability of our facilities; government and third-party coverage and reimbursement for our products; our ability to obtain regulatory approvals; our ability to successfully integrate recent and future business combinations or acquisitions; our ability to use our net operating loss carry-forwards to offset future taxable income; our ability to deduct all or a portion of the interest payments on the notes for U.S. federal income tax purposes; our ability to service our debt; product liability claims and other litigation to which we may be subjected; product recalls and defects; timing and results of clinical studies; our ability to obtain and protect our intellectual property and proprietary rights; infringement and ownership of intellectual property; our ability to remain accredited with the American Association of Tissue Banks; influence by our management; our ability to pay dividends; our ability to issue preferred stock; and other factors.

Additional risk factors are listed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors." You should carefully consider the trends, risks and uncertainties described in this document, the Form 10-K and other reports filed with or furnished to the SEC before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or operating results could be materially adversely affected, the trading prices of our securities could decline, and you could lose all or part of your investment. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

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